EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-00848, No. 333-76851, No. 333-79337, No. 333-82257, No. 333-38860, No. 333-66068, No. 333-105620, No. 333-120708, No. 333-133003, No. 333-141237, No. 333-149763, No. 333-158002, No. 333-165512, No. 333-173093, No. 333-180238 and No. 333-183241 on Form S-8 of our report dated March 16, 2015, relating to the financial statements, the financial statement schedule of PCM, Inc., and the effectiveness of PCM Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PCM, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 16, 2015